UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

SUNCOM WIRELESS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Suncom Wireless Holdings, Inc.

(4)	Date Filed:

Frequently Asked Questions

For Associates
EXCHANGE
Q1. How will the debt-for-equity exchange affect our business operations?
•	The debt-for-equity exchange primarily affects our capital structure, which provides the company with increased financial flexibility, rather than the Company’s business operations.

•	In order to take advantage of this increased financial flexibility, it is important that all of us remain focused on our respective duties/responsibilities and the implementation of the 2007 Annual Business Plan.
Q2. How much debt will SunCom have after the exchange? What is the annual interest expense on that?
•	Following the exchange, SunCom will have approximately $1 billion of debt.

•	The interest expense on that is approximately $80-90 million annually.
Q3. Do you have any further plans for debt reduction? What can we do to help with the debt?
•	We will consider other opportunities to reduce our debt, but nothing is planned at this time.

•	Associates can help by continuing to do what they do every day. We have made great progress collectively, stabilizing the business after the integration while increasing revenues. The best way for us to minimize the impact of our debt is to continue to increase/maximize our revenue and manage our ongoing business expenses.
SALE PROCESS
Q4. If the debt exchange makes SunCom stronger, why are we looking to possibly sell the company? Does executive management want to sell the business?
•	As part of the exchange agreement, we are required to initiate a process to explore the opportunity to sell the company following the exchange.

•	We — along with our board of directors — have a responsibility to consider all strategic alternatives that maximize the value of the business for all of SunCom’s constituencies, including Associates, customers and stockholders

•	In short, a sale of the business is being considered, but it is not a foregone conclusion. A sale would only be seriously considered if it will maximize the value of the business.
Q5. Who do you think would be interested in buying the business?
     We can’t speculate about potential buyers but they could include companies in the following groups:
•	financial investors;

•	local or national cable companies;

•	local land line telecommunications companies;

•	internet companies; and

•	regional or national wireless telecom companies.
Q6. Has the sale process begun?
The process of accumulating data in preparation for the sale process will begin right away so that outreach to potential buyers can begin shortly after the debt-for-equity exchange, if the exchange is approved.
Q7. How long do you expect the sale process to take?
•	We cannot speculate about when the process would be completed.

•	We are committed to keeping all of you well informed, but will not be able to comment further on the process until we have a material development to disclose. A requirement placed on us by the Securities and Exchange Commission is to announce important developments simultaneously to all parties.
Q8. Will we change how we operate the business during this interim period? Will SunCom enter into any new contracts or business relationships, will we continue to hire Associates to replace those that leave, etc.?
•	It’s business as usual at SunCom during the review process.

•	We will continue to pursue all business initiatives that are underway, as well as new ones that will benefit the company.

•	Associates are critical to the operation of our business and as a result, it will be our intention to continue to hire new Associates.
Q9. Do you have concerns about our ability to attract new customers and retain our current customers during this process?
•	Nothing is changing for our customers while we pursue this process. We will continue to offer the same great plans, prices, and service, and pledge to continue to do our best to make our customers’ experiences with us great.

•	We will continue to aggressively court new customers and be the same vigorous competitor we have been in the markets we serve.
Q10. Do you have concerns about our ability to attract new Associates and retain those that we have?
•	The debt-for-equity exchange does not change our commitment to our Associates and attracting highly qualified candidates for new opportunities.

•	Likewise, as we proceed with the sale process, we do not expect any changes to our recruiting or retention efforts.

•	The activities currently underway, including the possible sale, are all designed to grow the business/maximize its value, which would be a good thing for those Associates who are part of the business.

•	We remain committed to continuing to “create a great place to work” for our Associates and will keep them informed of any significant developments in our review of strategic alternatives, especially as they relate to their future.
Q11. Do you have concerns about the reaction of our stockholders to this news?
•	SunCom is in a very challenging situation. The company has too much debt and continuing under the current capital structure would be risky for all of our constituents.

•	Our board of directors considered all available options to reduce SunCom’s debt. The board and the executive management team believe the terms of the exchange agreement are reasonable and in the best interests of all constituencies, including employees, customers and shareholders.
•	We are gratified by the support we have received from our shareholders over the years and confident that our stockholders will recognize that the increased financial flexibility we will gain through this exchange will give us greater ability to execute our business plans and maximize value for our shareholders and all the company’s stakeholders.
Q12. There have been ongoing rumors for years about someone buying SunCom, and we’ve always maintained that we’re not actively trying to sell the business. What’s the company’s position now?
•	In the past, we entertained offers reactively. In this situation, our financial advisor will be soliciting offers as called for under the agreement with our bondholders.

•	The newly constituted board of directors, along with SunCom’s executive management team, will carefully evaluate offers to purchase the business. The Board will approve a purchase only if it maximizes the value of the business .

•	It is not a foregone conclusion that the Board and executive management will accept an offer to purchase the business. If an appropriate offer is not received, we will continue to operate the business.
Q13. Is having a new board of directors considered a “change of control” or is it a result of a proxy contest?
While there will be changes in our common stock ownership base and board of directors, the exchange does not constitute a “change of control” under our existing debt instruments and our stock award agreements because no one person or “group” will own greater than a majority of our Class A common stock after the exchange transactions. Further, because our existing board will nominate and elect the new directors prior to the resignation of some of our current directors, the change in board composition will not be the result of any “proxy contest”.”
Other
Q14. Is there a point that all wireless companies reach where it makes good sense to sell? Are we there?
•	Companies, regardless of industry may consider a sale of their business for numerous reasons.

•	In our case, we are evaluating strategic alternatives to maximize the value of the business — acknowledging that a sale of the business is one of them.
Q15. What traditionally happens when one company acquires another? If people or positions are terminated or eliminated, what is the usual process for this? Are there strategies that Human Resources can put in place to assist employees to prepare themselves — emotionally and financially — if there were a sale? Do they restructure the top officers first and then proceed to restructure the company on a regional, local, next level?
•	First, it is not a foregone conclusion that SunCom will be sold. This is the beginning of a process.

•	Right now nothing is changing. It’s business as usual and there is no purpose to speculating at this point.

•	And because it is early in the process, it is not possible to answer these questions specifically.

•	Management has prepared for most of the options and the interests of our Associate group is one of our key priorities.

•	As this process evolves and there is more clarity as to the direction in which we will proceed, the Company will update Associates with as much advance notice as possible, providing at that time many resources that will address the concerns noted in this question.

•	We remain committed throughout this process to continuing to take care of our Associates, treating them with the respect that they so highly deserve.

•	In the meantime, Associates can take advantage of the resources provided through our Employee Assistance Plan (EAP). Through the EAP, Associates can receive resources ranging from financial planning to stress management. Information regarding the EAP including how you can access the resource can be found on our intranet or through your local Human Resources Representative.

•	All Associates are encouraged to remained focused on our ongoing responsibilities and doing what we can to provide the best service possible for our customers.
Q16. How did SunCom perform in the fourth quarter?
•	Because SunCom has not yet officially reported fourth-quarter financial results, we cannot comment on the company’s specific performance.

•	We will say, however, that as a result of our employees’ outstanding efforts, we achieved many of our operational objectives during the quarter.
Q17. What should we do if we receive questions from our customers, vendors, agents or other business partners?
•	If you receive a question from a business partner, please share the following:
•	Our increased financial flexibility will give us greater ability to execute our business plans.

•	It is too early to speculate about the outcome of the review process. A requirement placed on us by the Securities and Exchange Commission is to announce important developments simultaneously to all parties.

•	We are focused on all business initiatives that are underway and will continue to work closely with you to ensure continued success.
•	If the partner has further questions, please notify your supervisor, who will help you respond. Please don’t speculate or guess if you don’t know the answer.
Q18. What impact will this exchange have on my SunCom stock?
•	Like all SunCom shareholders, you will be receiving a Proxy Statement in due course (likely late March or April). These materials will tell you everything you need to know about the exchange.

•	Prior to the exchange, the company will effect a merger transaction with one of its wholly owned subsidiaries whereby each outstanding share of its Class A Common Stock will be converted into 0.1 share of Class A Common Stock for the purpose, among others, of implementing a 1-for-10 reverse stock split. While we cannot predict the exact market reaction to this action, the share price should increase by a multiple of approximately ten. For example:
•	If a stockholder owns 100 shares with a fair market value of $1.00, the total fair market value for his holdings would be $100

•	Following a 1-for-10 reverse stock split, the same stockholder would own 10 shares of stock

•	While we can’t predict the exact market reaction, as a result of the reverse stock split we anticipate that the share price will proportionally increase by a multiple of 10. This would mean that the fair market value for 1 share following the reverse split would increase from $1 to $10

•	In this example, that would mean that the stockholder noted above would have 10 shares following the reverse stock split and if the share price proportionally increased to $10 per share, their holdings would have an approximate fair market value of $100.
Q19. Will Associates receive additional communications regarding how our stock will be affected by the reverse split?
•	Computershare, which administers our stock programs, will adjust the computation of holdings (both vested and unvested) to reflect the 1-for-10 reverse stock split.
Q20. What should we do if we receive questions from the media or investors?
•	Our longstanding policy is that only authorized SunCom Associates may speak about the company with the media or investors.

•	If you are contacted by a reporter, please take the person’s name and number and notify Rose Cummings at (704) 858-5199 or rocummings@suncom.com

•	If you are contacted by an investor, please take the person’s name and number and notify Steve Somers at (610) 651-5900 or ssomers@suncom.com.
Q21. Who can we talk to about all of this?
•	As always, you can pose questions to your direct supervisor or manager. If your supervisor or manager cannot answer your question, he/she will secure an answer for you in accordance with SEC guidelines.
•	Another alternative is to use the Associate Support Center (ASC) to pose questions or concerns. Those questions/concerns that are broad in nature and could be a question asked by a majority of our Associates will be posted for other Associates to review/read. Those questions/concerns that are more personal to the individual Associate or a smaller group of Associates will be answered directly.

•	Later this winter, our executive team will host our standard “All Company Call” to review the 2006 results and highlight the focuses for 2007. If there is news that can be shared with the group, we will update everyone at that time.

•	As there is news or information to report, various communication methods will be used, including your direct supervisor/manager, e-mail, the intranet and all company calls.
Additional Information About the Exchange Transactions and Where to Find It
In connection with this proposed exchange transactions, the company will file a proxy statement with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The definitive proxy statement will be mailed to the company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC’s Web site www.sec.gov or from SunCom Wireless Holdings, Inc, Executive Director of Investor Relations, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, (610) 651-5900.
Participants in the Solicitation
The company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the company in favor of the proposed exchange transactions. Information about the company and its directors and executive officers, and their ownership of the company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the company, which was filed with the SEC on April 3, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement related to the exchange transactions when it becomes available.